Exhibit 10.3

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”), is made as of [________], by and between Basel Medical Group Ltd, a British Virgin Islands business company (the “Company”), and [____________], an individual (the “Director”) and shall become effective on the closing date of the Company’s initial public offering on Nasdaq (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to appoint the Director to serve on the Company’s board of directors (the “Board”) and the Director desires to accept such appointment to serve on the Board; and

WHEREAS, the Director may be appointed to serve as a member or chair of one or more committees of the Board.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the Director’s services to the Company as a member of the Board, as a member of such committees of the Board to which the Director may be appointed from time to time and as chair of one or more committees to which the Director may be appointed in such capacity from time to time, and intending to be legally bound hereby, the Company and the Director hereby agree as follows:

1. Term. The Company hereby appoints the Director, and the Director hereby accepts such appointment by the Company, to serve as a director on the Board and such other Board committees of the Company as directed by the Board, for the purposes and upon the terms and conditions contained in this Agreement. The term of such appointment shall commence on the Effective Date and shall continue until the Director’s successor is duly elected or appointed and qualified or until the Director’s earlier death, disqualification, resignation or removal from office, pursuant to the terms of this Agreement, the Company’s then current Memorandum and Articles of Association, as may be amended from time to time, or any applicable laws, rules, or regulations (the “Expiration Date”). In the event that the Director’s successor has not been duly elected or appointed as of the Expiration Date, the Director agrees to continue to serve hereunder until such successor has been duly elected or appointed and qualified.

2. Compensation. Upon the Effective Date and during the term of this Agreement, the Director shall receive a monthly remuneration of S$[__] (Singapore dollars) which shall accrue on a day to day basis payable in arrears on or around the last business day of each fiscal quarter of the Company, provided that if the Appointment is terminated prior to the end of a calendar month, the Director shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination (the “Compensation”). The Compensation may be reviewed during the term of this Agreement by the Compensation Committee pursuant to its terms of reference after the Effective Date. Any adjustment of the Compensation shall be recommended by the Compensation Committee (when applicable) and approved by the Board duly convened pursuant to the then current Memorandum and Articles of Association of the Company.

3. Independence. The Director acknowledges that appointment to the Board is contingent upon the Board’s determination that the Director is “independent” with respect to the Company in accordance with applicable listing standards of The Nasdaq Stock Market LLC and any other applicable legislation, regulation and rules, and that the Director may be removed from the Board in the event that the Director does not maintain such independence. The Director acknowledges and agrees that the acceptance, directly or indirectly, of any consulting, advisory, or other compensatory fee, other than for Board service, from the Company or any subsidiary thereof will impair the Director’s independence, and the Director agrees not to accept any such fees.

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4. Duties. The Director shall perform all duties and exercise all powers in good faith and in the best interests of the Company, including but not limited to, serving as a member or chair of one or more committees of the Board as determined by the Board, attending all required meetings of the Board or applicable committees thereof, executive sessions of the independent directors, reviewing filing reports and other corporate documents as requested by the Company, and providing comments and opinions as to business matters as requested by the Company.

(a) Conflicts of Interest/Applicable Law. In the event that the Director has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or the Director is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the Director shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. The Director acknowledges the duty of loyalty and the duty of care owed to the Company pursuant to applicable law and agrees to act in all cases in accordance with applicable law.

(b) Corporate Opportunities. Whenever the Director becomes aware of a business opportunity related to the Company’s business, which one could reasonably expect the Director to make available to the Company, the Director shall promptly disclose such opportunity to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable.

(c) Confidentiality. The Director agrees and acknowledges that, by reason of the nature of the Director’s duties on the Board, the Director will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (the “Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Director has had access by reason of the Director’s relationship with the Company. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Director or the Director’s representatives; or (ii) is required to be disclosed by the Director due to governmental regulatory or judicial process. The Director agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information. The Director acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Director by the Company or otherwise acquired or developed by the Director, shall at all times be the property of the Company. Upon termination of the Director’s services hereunder, the Director shall return to the Company any such property or documents which are in the Director’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the Director, generally known to the public. The obligations of the Director under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Director may have to the Company under general legal or equitable principles.

(d) Code of Business Conduct and Ethics. The Director agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of directors of the Company as may be in existence now or at any time during the term of this Agreement.

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(e) Non-Competition. The Director agrees and undertakes not to, so long as the Director is a member of the Board and for a period of 12 months following termination of this Agreement or such directorship for whatever reason, directly or indirectly as owner, partner, joint venture, shareholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided, however, that the Director may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as the Director has no active role in the publicly owned company as director, employee, consultant or otherwise.

(f) Non-Solicitation. So long as the Director is a member of the Board and for a period of 12 months thereafter, the Director shall not directly or indirectly solicit for employment any individual who was an employee of the Company during such Board tenure.

5. Expenses. Upon submission of adequate documentation by the Director to the Company, the Director shall be reimbursed for all reasonable expenses incurred in connection with the Director’s positions as a member of the Board and for services as a member of each committee of the Board to which the Director may be appointed.

6. Indemnity. The Company and the Director agree that indemnification with respect to the Director’s service on the Board, if any, shall be governed by the memorandum and articles of association of the Company as may be amended from time to time.

7. Withholding. The Director agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

8. Termination and Resignation. The Director’s services and directorship may be terminated for any or no reason by the determination of the Board. The Director’s membership on the Board or on a Board committee shall be terminated if he/she becomes of unsound mind or are prohibited by law from being so. The Director may also terminate his/her membership on the Board or on a committee for any or no reason by delivering written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of Resignation by the Company. Upon the effective date of the termination or Resignation, the Director’s right to compensation hereunder will terminate subject to the Company’s obligations to pay any compensation already earned and to reimburse approved expenses already incurred in connection with the Director’s performance of his/her duties as of the effective date of such termination or Resignation. Any shares that have not vested as of the effective date of such termination or Resignation shall be forfeited and cancelled.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

10. Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

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11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only and shall not be considered terms or conditions of this Agreement.

13. Neutral Construction. Neither party hereto may rely on any drafts of this Agreement in any interpretation of the Agreement. Both parties to this Agreement have reviewed this Agreement and have participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

15. Miscellaneous. This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws. This Agreement constitutes the entire understanding between the parties with respect to the Director’s service on the Board and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the Director’s service on the Board. The Director acknowledges that he has not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement. The terms and provisions of this Agreement may be altered, amended or discharged only by the signed written agreement of the parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Agreement as of the date first written above.

COMPANY:	Basel Medical Group Ltd

By:
Name:
Title:

DIRECTOR:	[Insert Name]

By:

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